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                                                       Exhibit C2

NEES Energy, INC.
Statement of Cash Flows (Thousands of Dollars)
For the Twelve Months Ended December 31, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                      ($7,975)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation                                              47
     Deferred federal and state income taxes                (725)
     Undistributed loss in subsidiary                       7,357
     (Increase) decrease in accounts receivable           (2,062)
     (Increase) decrease in unbilled revenue              (1,127)
     (Increase) decrease in inventory                         170
     (Increase) decrease in prepaid and other
      current assets                                        2,935
     Increase (decrease) in accounts payable                (282)
     Increase (decrease) in accrued liabilities             1,304
     Other, net                                           (1,653)
                                                         --------
Net cash  provided by (used in) operating activities      (2,011)
                                                         --------

Investing activities:
  Fixed asset expenditures                                  (176)
  Investment in AllEnergy Marketing Co.,L.L.C.           (13,708)
                                                         --------
Net cash used in investing activities                    (13,884)
                                                         --------


Financing Activities:
  Subordinated notes payable to parent-issues              18,212
  Decrease in short-term debt                             (1,000)
                                                         --------
Net cash provided by financing activities                  17,212
                                                         --------

Net increase (decrease) in cash and cash equivalents        1,317


Cash and cash equivalents at beginning of period              292
                                                         --------
Cash and cash equivalents at end of period               $  1,609
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